Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Paul Caminiti/Carrie Bloom/Jonathan Doorley
Sard Verbinnen & Co
212/687-8080
LADENBURG THALMANN REPORTS STRONG FOURTH QUARTER
AND FULL YEAR 2007 FINANCIAL RESULTS
2007 Revenues Increase 105% Over Prior Year
____________________________
MIAMI, FL, March 17, 2008 — Ladenburg Thalmann Financial Services Inc. (AMEX: LTS) today announced financial results for the fourth quarter and full year ended December 31, 2007.
Fourth Quarter 2007
Fourth quarter 2007 revenues were $50.93 million, a 254% increase over revenues of $14.4 million in the fourth quarter of 2006. Net income for the fourth quarter was $10.60 million, or $0.06 per diluted share, an increase from $682,000, or $0.00 per diluted share, in the comparable 2006 period. The results for the fourth quarter included $12.19 million of revenue from Investacorp following the October 19, 2007 acquisition and non-cash expense of $2,255, while the fourth quarter 2006 results included a $1.125 million gain from the sale of the Company’s Chicago Board of Exchange (CBOE) membership and non-cash compensation expense of $1.441 million.
Fourth quarter 2007 earnings before interest, taxes, depreciation and amortization, or EBITDA, as adjusted, was $15.817 million, an increase of $14.391 million over EBITDA, as adjusted, of $1.426 million for fourth quarter 2005.
Full Year 2007
Full year 2007 revenues were $95.83 million, a 105% increase over revenues of $46.86 million in 2006. The Company recorded net income of $9.391 million, or $0.06 per diluted share, in 2007, compared to a net income of $4.659 million, or $0.03 per diluted share, in 2006. The results for 2007 included non-cash compensation of $6.694 million and a $1.83 million loss on extinguishment of debt. The results for 2006 included a gain of $3.858 million relating to the sale of the Company’s New York Stock Exchange (NYSE) membership, the $1.125 million gain on the sale of the CBOE membership, as well as non-cash compensation expense of $2.885 million.

EBITDA for 2007, as adjusted, was $22,005 million, an increase of $18,181 million over EBITDA, as adjusted, of $3,824 million for 2006.
The following table presents a reconciliation of EBITDA, as adjusted, to net income as reported.

	Year Ended		Quarter Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(in Thousands)
Total revenue	$95,826 (1)	$46,858 (3)	$50,927 (1)	$14,428 (3)
Total operating expenses	85,922 (2)	42,010	39,862	13,610
Operating income	9,904	4,848	11,065	818
Net income	9,391 (2)	4,659 (3)	10,598	682 (3)

EBITDA, as adjusted	22,005	3,824	15,817	1,426
Add:
Interest income	221	220	93	40
Sale of exchange memberships	—	4,983	—	1,125
Less:
Interest expense	(2,304)	(499)	(2,017)	(82)
Income tax expense	(513)	(189)	(467)	(136)
Depreciation and amortization.	(1,491)	(754)	(573)	(250)
Write-off of furniture, fixtures and leasehold improvements, net	—	(41)	—	—
Non-cash compensation	(6,694)	(2,885)	(2,255)	(1,441)
Loss on extinguishment of debt	(1,833)	—	—	—
Net income	9,391	4,659	10,598	682

(1)	Includes $12,191 of Investacorp revenue (acquired October 19, 2007).

(2)	Includes loss on extinguishment of debt of $1,833 in 2007.

(3)	Includes $4,983 net gain in 2006 on NYSE Euronext common stock, including NYSE merger transaction, and sale of the Company’s CBOE membership (fourth quarter of 2006).
Earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for gains or losses on sales of assets, non-cash compensation expense, and loss on extinguishment of debt is a key metric the Company uses in evaluating its financial performance. EBITDA is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC under the Securities Act of 1933, as amended. The Company considers EBITDA, as adjusted, important in evaluating its financial performance on a consistent basis across various periods. Due to the significance of non-recurring items, EBITDA, as adjusted, enables the Company’s Board of Directors and management to monitor and evaluate the business on a consistent basis. The Company uses EBITDA, as adjusted, as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future operating investments and potential acquisitions. The Company believes that EBITDA, as adjusted, eliminates items that are not part of its core operations, such as debt extinguishment expense, or do not involve a cash outlay, such as stock-related compensation. EBITDA should be considered in addition to, rather than as a substitute for, pre-tax income, net income and cash flows from operating activities.
As of December 31, 2007, shareholders’ equity was $54.10 million, an increase of 91% from the Company’s shareholders’ equity of $28.33 million as of December 31, 2006, the end of the prior fiscal year.
Dr. Phillip Frost, Chairman of Ladenburg, said, “2007 was a tremendous year for Ladenburg and we are very pleased with our fourth quarter and full year performance. Through robust organic growth, key strategic acquisitions, and the addition of several seasoned and talented executives in key growth areas, we have been able to expand Ladenburg’s reach and enhance our investment banking and brokerage capabilities, with a particular emphasis on South Florida and the independent broker model. Our fourth quarter acquisition of Investacorp provides a more predictable income stream to balance Ladenburg’s more volatile capital markets business. We are confident that Ladenburg is well positioned to capitalize on this momentum and we look forward to continuing to perform for our clients and shareholders in 2008 and beyond.”
Richard Lampen, President and Chief Executive Officer of Ladenburg, said, “We were able to generate 105% year-over-year revenue growth as a result of increased investment banking, underwriting and investment advisory fees, as well as the seamless integration of Investacorp. We also continued to benefit from our strong position in the Specified Purpose Acquisition Companies (SPACs) market by successfully leading or co-managing 19 offerings worth $4.5 billion in 2007. Although the market for new SPAC offerings, and the equity capital markets in general, have been challenged of late, Ladenburg remains a firm believer in the long-term viability of the SPAC market and we expect to generate additional revenues and profits from these transactions in the future. Finally, as we have previously stated, Ladenburg is not engaged in underwriting or trading of mortgage securities and has no direct exposure to the subprime mortgage market.”

Investacorp Acquisition
In October 2007, Ladenburg acquired all outstanding shares of Investacorp, Inc. and related companies, a leading independent, full service broker-dealer and investment adviser, registered with FINRA. Investacorp operates as a stand-alone business based out of its Miami Lakes, FL headquarters. Investacorp has more than $8.5 billion in client assets and approximately 500 registered representatives nationwide.
Deferred Underwriting Compensation
In connection with Ladenburg’s underwriting of SPAC offerings, Ladenburg receives compensation that includes normal discounts and commissions, as well as deferred fees payable to Ladenburg upon a SPAC’s completion of a business transaction. Such fees are not reflected in the Company’s results of operations until the underlying business combinations have been completed and the fees have been irrevocably earned. Generally, these fees may be received within 24 months of the respective date of the offering, or not received at all if no business combination transactions are consummated during such time period. During the fourth quarter 2007, Ladenburg received deferred fees of $9.70 million (included in revenues) and incurred related expense of $3.5 million. As of December 31, 2007, Ladenburg had unrecorded potential deferred fees for SPAC transactions of approximately $39.5 million, which, net of expenses, amounts to approximately $23.5 million.
Punk Ziegel Acquisition
On March 4, 2008, Ladenburg entered into a definitive agreement to merge Punk, Ziegel & Company, L.P. into Ladenburg. Punk Ziegel is a privately-held specialty investment bank providing a full range of research, equity market making, corporate finance, retail brokerage and asset management services centered on high growth sectors within the healthcare technology, biotechnology, life sciences and financial services industries. The transaction, which is subject to customary closing conditions, including approval from FINRA, is expected to close in the second quarter of 2008.

About Ladenburg
Ladenburg Thalmann Financial Services, included in the Russell 2000(R) and Russell 3000(R) indices, is engaged in retail and institutional securities brokerage, investment banking, research and asset management services through its principal operating subsidiary, Ladenburg Thalmann & Co. Inc. Founded in 1876 and a New York Stock Exchange member since 1879, Ladenburg Thalmann & Co. is a full service investment banking and brokerage firm providing services principally for middle market and emerging growth companies and high net worth individuals. Ladenburg Thalmann Financial Services is based in Miami, Florida. Ladenburg Thalmann & Co. is based in New York City, with regional offices in Miami and Boca Raton, Florida; Melville, New York; Lincolnshire, Illinois; Los Angeles, California; Princeton, New Jersey; Houston, Texas; and Columbus, Ohio. Ladenburg Thalmann Financial Services also owns Investacorp, Inc., a leading independent broker-dealer headquartered in Miami Lakes, Florida. For more information, please visit www.ladenburg.com.
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This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial results and profitability, statements regarding future contributions of the Investacorp business, statements regarding future growth, statements regarding the timing of completion of the Punk Ziegel acquisition and statements regarding future performance of the SPAC market. These statements are based on management’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of the Company’s business. These risks, uncertainties and contingencies include those set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and other factors detailed from time to time in its other filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that the Company’s quarterly revenue and profits can fluctuate materially depending on many factors, including the number, size and timing of completed offerings and other transactions. Accordingly, the Company’s revenue and profits in any particular quarter may not be indicative of future results. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.
[Financial Table Follows]

LADENBURG THALMANN FINANCIAL SERVICES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)

	Year Ended		Quarter Ended
	December 31,		December 31,
			(unaudited)
	2007	2006	2007	2006
Revenues:
Investment banking	$55,401	$18,531	$30,548	$8,427
Commissions and fees	31,958	15,780	17,270	2,590
Asset management	3,028	2,381	955	549
Principal transactions, net	251	326	(48)	(144)
Interest and dividends	2,970	2,790	1,027	745
Gain on NYSE merger transaction	—	4,859	—	—
Realized and unrealized loss on NYSE Euronext restricted common stock	—	(1,001)	—	—
Gain on sale of CBOE membership	—	1,125	—	1,125
Other income	2,218	2,067	1,175	1,135

Total revenues	95,826	46,858	50,927	14,427

Expenses:
Compensation and benefits	48,918	26,735	20,754	8,561
Commissions and fees	9,012	—	9,012	—
Non-cash compensation	6,694	2,885	2,255	1,441
Brokerage, communication and clearance fees	3,976	2,923	1,180	829
Rent and occupancy, net of sublease revenue	1,307	2,183	127	636
Professional services	3,944	2,558	1,264	850
Interest	2,304	499	2,017	82
Depreciation and amortization	1,491	754	573	249
Write-off of furniture, fixtures and leasehold improvements, net	—	41	—	41
Loss on extinguishment of debt	1,833	—	—	—
Other	6,443	3,432	2,680	921

Total expenses	85,922	42,010	39,862	13,610

Income before income taxes	9,904	4,848	11,065	817
Income tax expense	513	189	467	135

Net income	$9,391	$4,659	$10,598	$682

Net income per common share (basic and diluted)	$0.06	$0.03	$0.06	$0.00

Number of shares used in computation:
Basic	157,355,540	148,693,521	166,069,005	156,963,953

Diluted	168,484,469	153,087,961	169,016,762	160,710,680

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